Exhibit 10.2
PENN NATIONAL GAMING, INC.

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”) represents the Award of Restricted Stock (the “Award”), effective as of April 12, 2021, by Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), to Jay Snowden (the “Executive”).

On April 12, 2021 (the “Date of Grant”), the Executive was granted an Award of 300,000 shares of Restricted Stock with service and performance-based vesting conditions (the “Restricted Stock”). The Restricted Stock was granted under and subject to the terms and conditions of the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan, as amended (the “LTIP”) and this Award Agreement.  All capitalized terms used in this Award Agreement without definition have the meanings set forth in the LTIP.

1.    Vesting Conditions.

The Restricted Stock is subject to both service-based and performance-based vesting conditions, each of which are described below.

(a)    Performance-Based Vesting Conditions. The performance-based vesting conditions consist of the stock price hurdles in the table below. To the extent a stock price hurdle in the left column is achieved on or before December 31, 2025, the number of shares of Restricted Stock in the same row in the right column will be deemed contingently earned (meaning such shares of Restricted Stock will vest if the service-based vesting condition described below is satisfied or such shares of Restricted Stock otherwise vest pursuant to the terms of this Agreement or the LTIP). To achieve a stock price hurdle, the price of a share of Common Stock must close above the stock price hurdle for 60 consecutive trading days. Each stock price hurdle may only be achieved once. If all five stock price hurdles are achieved on before December 31, 2025 (the period beginning on the Date of Grant and ending December 31, 2025, the “Performance Period”), all 300,000 shares of Restricted Stock will be deemed contingently earned.

Stock Price Hurdle	Number of Shares Contingently Earned
$132.00	20,000
$140.94	30,000
$186.04	50,000
$245.58	75,000
$324.16	125,000
Total Shares	300,000

(b)    Service-Based Vesting Conditions. Any shares of Restricted Stock contingently earned pursuant to Section 1(a) will remain shares of Restricted Stock that vest in 1/3 increments on each of the three anniversaries of the date the stock price hurdle was achieved (the 60th consecutive trading day on which the price of a share of Common Stock closed above the stock price hurdle) or, if later, on April 1, 2023, April 1, 2024 and April 1, 2025. Except as provided in Section 3 below, the contingently earned Restricted Stock will vest on an applicable vesting date only if the Executive remains employed through the vesting date. For purposes of this Agreement, the Executive will be deemed to have terminated employment when the employee-employer relationship between the Executive and the Company or any Subsidiary is terminated for any reason, but excluding terminations where the Executive simultaneously commences or remains in employment with the Company or any Subsidiary. The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to any termination of employment, including, without limitation, the question of whether a termination of employment resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a termination of employment. Unless determined otherwise by the Committee, the Executive’s employee-employer relationship shall be deemed to be terminated if the Executive is employed by a Subsidiary and such Subsidiary ceases to remain a

Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), unless the Executive remains employed by the Company or another Subsidiary. Notwithstanding the foregoing, to the extent the Committee determines that the Award is subject to Section 409A of the Code, solely to the extent necessary for the Award to comply with the applicable requirements of Section 409A of the Code, the Executive’s employment will be deemed to have terminated only if such termination also constitutes a “separation from service” within the meaning of Section 409A of the Code.

2.    Forfeiture of Restricted Stock.  Any shares of Restricted Stock not contingently earned during the Performance Period will automatically be forfeited. Additionally, except as otherwise provided in Section 3 below, if the Executive’s employment terminates, all shares of Restricted Stock that have not been contingently earned pursuant to Section 1(a) or that have not vested pursuant to Section 1(b) shall automatically be forfeited on the date of termination.

3.    Termination of Employment. Notwithstanding the continued employment vesting condition set forth in Section 1(b), if the Executive’s employment is terminated after April 12, 2022 (or, with respect to clauses (b) and (c), on, or within the one-year period after, a Change of Control) (a) due to the Executive’s death or Disability, (b) by the Company without Cause, or (c) by the Executive for Good Reason, any contingently earned shares of Restricted Stock will vest immediately on the date of termination. For purposes of the prior sentence, reference to termination “by the Company” shall include a termination by a Subsidiary unless the Executive remains employed by the Company or another Subsidiary. For clarity, any shares of Restricted Stock that are not contingently earned as of the date of such a termination will be forfeited. For purposes of this Agreement, the terms “Cause” and “Disability” shall have the meanings set forth in Section 2.1 of the LTIP and the term “Good Reason” shall have the meaning set forth in Section 13.1 of the LTIP.

4.    Change of Control. Notwithstanding anything to the contrary in the LTIP, if a Change of Control occurs, any shares of Restricted Stock that are not then contingently earned will be forfeited on the date of closing of the Change of Control. For clarity, any shares of Restricted Stock that are contingently earned as of the date of the Change of Control will remain outstanding shares of Restricted Stock subject to the terms of this Award Agreement.

5.    Share Certificates and Shareholder Rights.  The Restricted Stock, or any part thereof, may be represented by certificates or may be notated in the form of uncertificated shares. The rights and obligations of the holder of shares represented by a certificate and the rights and obligations of the holder of uncertificated shares of the same class and series shall be identical. Until vested, shares of Restricted Stock will be held for the Executive by the Company. After the lapse of any applicable forfeiture restrictions, the shares of Common Stock will be released to the Executive in the form of a stock certificate or uncertificated shares. The Restricted Stock will be issued and outstanding shares of Common Stock as of the Date of Grant.  The Executive will be entitled to vote the shares of Restricted Stock and will be eligible to receive dividends paid with respect to shares of Restricted Stock; provided that any such dividends will be subject to the same vesting conditions as the Restricted Stock to which they relate and such dividends will be paid (or, in the case of share dividends, vest) if and when the Restricted Stock to which they relate vests.

6.    Acceptance of Award; Electronic Delivery and Disclosure. This Award constitutes an agreement between the Executive and the Company. The Executive has reviewed all of the provisions of the Plan and this Award Agreement. By electronically accepting this Award Agreement according to the instructions provided by the Company’s designated broker, the Executive agrees that this electronic contract contains the Executive’s electronic signature, which the Executive has executed with the intent to sign this Award, and that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Executive hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee on questions relating to the Plan and this Award Agreement. The Company may deliver or disclose, as applicable, any documents related to this Award granted under the LTIP, future awards that may be granted under the LTIP, the prospectus related to the LTIP, the Company’s annual reports or proxy statements by electronic means or to request the Executive’s consent to participate in the LTIP by electronic means. The Executive hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically, as applicable, and agrees to participate in the

LTIP through any online or electronic system established and maintained by the Company or another third party designated by the Company.

7.    Survival of Terms.  As consideration for the receipt of the Restricted Stock, the Executive and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors are bound by the terms of this Award Agreement.

8.    Withholding Taxes. No shares of Common Stock will be released or issued to the Executive unless the Executive has made arrangements, acceptable to the Company, to pay any withholding taxes that may be due. In accordance with the LTIP, the Company is authorized to withhold from this Award the amount (in cash, shares of Common Stock or other securities) of withholding taxes with respect to this Award that may be due and to take such other action as may be necessary in the opinion of the Company to satisfy statutory withholding obligations for the payment of such taxes. The Fair Market Value of any shares of Common Stock retained by the Company or surrendered by the Executive shall be determined in accordance with the LTIP as of the date the tax obligation arises.

9.    Representations.  The Executive has reviewed with his or her own tax advisors the Federal, state, local and foreign tax consequences of this Award.  The Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Executive understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of this Award.

10.    Award Agreement Not a Contract of Employment.  Neither this Award Agreement nor any other action taken pursuant to this Award Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Executive has a right to continue to provide services as an employee of or consultant to the Company or any parent, subsidiary or affiliate of the Company for any period of time or at any specific rate of compensation.

11.    Authority of the Board.  The Committee and the Board each have full authority to interpret and construe the terms of this Award Agreement.  The determination of the Committee or the Board as to any such matter of interpretation or construction shall be final, binding and conclusive.

12.    Restrictions on Transferability.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock by any holder thereof will be valid, and the Company will not transfer any of said Restricted Stock on its books unless and until the Restriction Period ends, except to the estate of the Executive or a guardian, executor or other duly authorized personal representative of the Executive.

13.    Entire Agreement. This Award Agreement and the Plan constitute the entire understanding between The Executive and the Company regarding this Award.  Any prior agreements, commitments or negotiations concerning this Award are superseded.

14.    Amendment.  Any amendment, revision or addendum to this Award Agreement that adversely affects the rights of the Executive under this Award shall require the approval of the Executive.

15.    Governing Law.  This Award Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to such state’s choice of law provisions, except as superseded by applicable federal law.

16.    Clawback. Notwithstanding anything to the contrary herein, this Award shall be subject to the Clawback Policy and, to the extent applicable to the Executive and to equity-based incentive awards, any successor or additional clawback, recoupment or similar polices that may be adopted in the future by the Company.

17.    Section 409A Compliance. To the extent the Committee determines that the Award is subject to Section 409A of the Code and fails to comply with the requirements of such Section, the Committee reserves the right to amend, terminate or replace this Award in order to cause the Award to either not be subject to Section 409A of the Code or comply with the applicable provisions.

PENN NATIONAL GAMING, INC.

/s/ Jay A. Snowden
Jay A. Snowden
President and Chief Executive Officer